Exhibit 99.1
FOR MORE INFORMATION
Media Contact:
Peter Larmey, R.H. Donnelley
919-297-1521
peter.larmey@rhd.com
R.H. Donnelley Appoints Mark W. Hianik as Senior Vice President,
General Counsel and Corporate Secretary
CARY, N.C. — April 16, 2008 — R.H. Donnelley (NYSE: RHD), a leading print and online local search company, today announced the appointment of Mark W. Hianik as senior vice president, general counsel and corporate secretary. Hianik fills the position vacated by Robert J. Bush, who has transitioned to an operational role within the company. Both men will be based at the company’s Cary, N.C. headquarters and report directly to R.H. Donnelley Chairman and CEO, David C. Swanson.
Bush, who joined R.H. Donnelley in 2001, has been tapped by the company to assist Swanson with certain operational initiatives and projects.
Prior to joining the company, Hianik spent ten years at Chicago-based Tribune Company, most recently as Tribune’s vice president and assistant general counsel. In this role, Hianik led Tribune’s mergers and acquisitions group and was instrumental in many significant acquisitions and joint ventures for Tribune, including the recently completed leveraged ESOP transaction. While at Tribune, Hianik also served as the Chicago Cubs’ general counsel for a number of years.
“We are very pleased to have Mark join the organization and fully expect that his media industry experience and solid legal background will benefit the organization going forward,” Swanson said. “Mark is a great addition to the R.H. Donnelley senior leadership team.”
Before joining Tribune, Hianik was a corporate and securities partner with Wildman, Harrold, Allen and Dixon in Chicago. A CPA, Hianik worked as an auditor for Arthur Andersen before attending law school.
“I’m very excited about the opportunity to join R.H. Donnelley,” Hianik said. “With its growing solution suite, current management team and customer-focused marketing consultants, RHD is a recognized leader among local search companies.”
Helping Local Businesses Reach More Customers
R.H. Donnelley’s interactive offerings are essential to its Triple Play™ solution suite — an integrated set of products and services that efficiently and effectively extend the marketing reach of local businesses. Spanning multiple media platforms — print Yellow Pages directories, DexKnows.com search site and the major search engines (e.g.

Yahoo!(R) and Google(R)) via the Company’s Dex Search Marketing(R) tools — Triple Play delivers local businesses’ advertisements to a wider set of ready-to-buy consumers.
About R.H. Donnelley
R.H. Donnelley connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley’s experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the company’s reliable, trusted, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit http://www.rhd.com and http://www.DexKnows.com.
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